Exhibit 99.5
PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Six Months Ended		For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,		June 30,		June 30,
PRODUCTS	2005	2004	2005	2004	2005	2004	2005	2004
COMMERCIAL LINES	$83,238	$81,083	$172,924	$154,991	$49,426	$45,960	$59,863	$92,584
SPECIALTY LINES	23,878	21,699	49,741	39,754	10,458	14,398	4,159	28,563
PERSONAL LINES	8,686	4,535	19,608	8,815	8,306	4,822	15,052	8,462

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$115,802	$107,317	$242,273	$203,560	$68,190	$65,180	$79,074	$129,609

Net Loss & Lae Reserves @ June 30, 2005	$834,918

Taxable Equivalent Yield @ June 30, 2005	4.8%

Portfolio Duration @ June 30, 2005	4.1 yrs

Book Value Per Common Share @ June 30, 2005	$32.98

Shares Repurchased During the Three Months Ended June 30, 2005	0

(1)	During February 2005, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2005 with respect to the 2003 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $64.3 million.